FORM OF INVESTMENT ADVISORY AGREEMENT


         THIS AGREEMENT is made by and between AETNA SERIES FUND, INC., a Maryland corporation (the "Company"), on behalf of its series, ________________ and AETNA LIFE INSURANCE AND ANNUITY COMPANY, a Connecticut insurance corporation (the "Adviser"), as of the Date set forth below.

                                  R E C I T A L

         WHEREAS, the Company is registered as an open-end diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations promulgated thereunder;

         WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and engages in the business of acting as an investment adviser;

         WHEREAS, the Company has established the Aetna Money Market Fund series (the "Fund");

         WHEREAS, the Company, on behalf of the Fund, and the Adviser desire to enter into an agreement to provide for investment advisory and management services for the Fund on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


I.       APPOINTMENT AND OBLIGATIONS OF THE ADVISER

         The Adviser is hereby appointed to serve as the investment adviser to the Fund, to provide investment advisory services set forth below in Section II, subject to the terms of this Agreement and the policies and control of the Company's Board of Directors (the "Board"). The Adviser shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.


II.      DUTIES OF THE ADVISER

         In carrying out the terms of this Agreement, the Adviser shall provide the following services:

         A. supervise all aspects of the operations of the Fund;
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         B. obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund's portfolio and whether concerning the individual issuers of the securities included in the Fund's portfolio or the activities in which the issuers engage, or with respect to securities that the Adviser considers desirable for inclusion in the Fund's portfolio;

         C. determine which issuers and securities shall be represented in the Fund's portfolio and regularly report thereon to the Board;

         D. formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board;

         E. give instructions to the custodian and/or sub-custodian of the Fund appointed by the Board, as to deliveries of securities, transfers of currencies and payments of cash for the account of the Fund, in relation to the matters contemplated by this Agreement; and

         F. take, on behalf of the Fund, all actions which appear to the Company and the Fund necessary to carry into effect the purchase and sale of securities for the Fund and the supervisory functions listed above, including the placing of orders for the purchase and sale of securities for the Fund.


III.      REPRESENTATIONS AND WARRANTIES

         A.       REPRESENTATIONS AND WARRANTIES OF THE ADVISER

         Adviser hereby represents and warrants to the Company as follows:

                  1. Due Incorporation and Organization. The Adviser is duly organized and is in good standing under the laws of the State of Connecticut and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder.

                  2. Registration. The Adviser is registered as an investment adviser with the Securities and Exchange Commission (the "SEC") under the Advisers Act, and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed. The Adviser shall maintain such registration or license in effect at all times during the term of this Agreement.

                  3. Best Efforts. The Adviser at all times shall provide its best judgment and effort to the Fund in carrying out its obligations hereunder.

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         B.       REPRESENTATIONS AND WARRANTIES OF THE FUND AND THE
                  COMPANY

                           The Company, on behalf of the Fund, hereby represents
                  and warrants to the Adviser as follows:

                  1. Due Incorporation and Organization. The Company has been duly incorporated under the laws of the State of Maryland and it is authorized to enter into this Agreement and carry out its terms.

                  2. Registration. The Company is registered as an investment company with the SEC under the 1940 Act and shares of the Fund are registered for offer and sale to the public under the Securities Act of 1933, as amended (the "1933 Act") and all applicable state securities laws. Such registrations will be kept in effect during the term of this Agreement.


IV.      DELEGATION OF RESPONSIBILITIES

         A.       APPOINTMENT OF SUBADVISER

                  Subject to the approval of the Board and the shareholders of the Fund, the Adviser may enter into a Subadvisory Agreement to engage a subadviser (the "Subadviser") to the Adviser with respect to the Fund.

         B.       DUTIES OF SUBADVISER

                  Under a Subadvisory Agreement, the Subadviser shall:

                  1. provide the Adviser with such economic research and securities analysis as the Adviser may from time to time consider necessary or advisable in connection with the Adviser's performance of its duties hereunder;

                  2. obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which such issuers engage, or with respect to securities that the Subadviser considers desirable for inclusion in the Fund's investment portfolio;

                  3. determine which issuers and securities shall be purchased, sold or exchanged by the Fund or otherwise represented in the Fund's investment portfolio and regularly report thereon to the Adviser and, at the request of the Adviser, to the Board; and

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                  4. formulate and implement continuing programs for the
                  purchase and sale of the securities of such issuers and regularly report thereon to the Adviser and, at the request of the Adviser, to the Board.

         C.       DUTIES OF THE ADVISER

                  In the event the Adviser delegates certain responsibilities hereunder to a Subadviser, the Adviser shall, among other things:

                  1. monitor the investment program maintained by the Subadviser for the Fund to ensure that the Fund's assets are invested in compliance with the Subadvisory Agreement and the Fund's Registration Statement;

                  2. consult with and assist the Subadviser in maintaining appropriate policies, procedures and records so that the Sub-Adviser operates its business and any investment program hereunder in compliance with applicable laws;

                  3. establish and maintain periodic communications with the Subadviser to share information it obtains with the Subadviser concerning the effect of developments and data on the investment program maintained by the Subadviser; and

                  4. oversee matters relating to Fund promotion, marketing materials and the Subadviser's reports to the Board.


V.       BROKER-DEALER RELATIONSHIPS

         A.       PORTFOLIO TRADES

         The Adviser, at its own expense, shall place all orders for the purchase and sale of portfolio securities for the Fund with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices that are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received.

         B.       SELECTION OF BROKER-DEALERS

         In selecting broker-dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the

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value of the brokerage and research services provided by such broker or dealer.
This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits received.


VI.      CONTROL BY THE BOARD OF DIRECTORS

         Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board.


VII.     COMPLIANCE WITH APPLICABLE REQUIREMENTS

         In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

         A. all applicable provisions of the 1940 Act;

         B. the provisions of the registration statement of the Company, as the same may be amended from time to time, under the 1933 Act and the 1940 Act;

         C. the provisions of the Company's Articles of Incorporation, as amended;

         D. the provisions of the By-Laws of the Company, as amended; and

         E. any other applicable provisions of state and federal law.


VIII.    COMPENSATION

         For the services to be rendered, the facilities furnished and the expenses assumed by the Adviser, the Company, on behalf of the Fund, shall pay to the Adviser an annual fee, payable monthly, based upon the following average daily net assets of the Fund:

                                   New Insert

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual advisory fee applied to the daily net assets of the Fund. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Subject to the provisions of Paragraph X hereof, payment of the Adviser's compensation
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for the preceding month shall be made as promptly as
possible. For so long as a Subadvisory Agreement is in effect, the Company acknowledges on behalf of the Fund that the Adviser will pay to the Subadviser, as compensation for acting as Subadviser to the Fund, the fees specified in the Subadvisory Agreement.


IX.      EXPENSES

         The expenses in connection with the management of the Fund shall be allocable between the Fund and the Adviser as follows:

         A.       EXPENSES OF THE ADVISER

         The Adviser shall pay:

                  1. The salaries, employment benefits and other related costs of those of its personnel engaged in providing investment advice to the Fund, including without limitation, office space, office equipment, telephone and postage costs; and

                  2. Any fees and expenses of all directors of the Company who are employees of the Adviser or an affiliated entity and any salaries and employment benefits of officers of the Company who are affiliated persons of the Adviser for acting as officers of the Company.

         B.       EXPENSES OF THE FUND

         The Fund shall pay:

                  1. Investment advisory fees pursuant to this Agreement;

                  2. Brokers' commissions, issue and transfer taxes or other transaction fees chargeable in connection with securities or other investment transactions, including portions of commissions that may be paid to reflect brokerage research services provided to the Adviser;

                  3. Fees and expenses of the Fund's independent public accountants and outside legal counsel;

                  4. Expenses of printing and distributing proxies, proxy statements, prospectuses and reports to shareholders of the Fund, except as such expenses may be borne by any distributor of the Fund;

                  5. Interest and taxes;

                  6. The fees and expenses of those of the Company's directors who are not "interested persons" (as defined in the 1940 Act) of the Company or the Adviser;

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                  7. Shareholders' meeting expenses;

                  8. Administrator, transfer agent, custodian and dividend disbursing agent fees and expenses;

                  9. Fees of dividend, accounting or pricing agents appointed by the Fund;

                  10. Fees payable by the Company to the SEC or in connection with the registration of shares of the Fund under the laws of any state or territory of the United States or of the District of Columbia;

                  11. Fees and assessments of the Investment Company Institute or any successor organization or other association memberships approved by the Board;

                  12. Such nonrecurring or extraordinary expenses as may arise, including organizational expenses, litigation affecting the Fund and any indemnification by the Company of its officers, directors or agents with respect thereto;

                  13. All other ordinary business expenses incurred in the operations of the Fund unless specifically provided otherwise in this paragraph IX;

                  14. All costs attributable to investor services, administering shareholder accounts and handling shareholder relations (including, without limitation, telephone and personnel expenses);

                  15. All expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares of the Fund or in cash; and

                  16. Insurance premiums on property or personnel (including officers and directors) of the Company which inure to its benefit.


X.       EXPENSE LIMITATION

         If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding brokerage commissions, distribution fees, taxes, interest and extraordinary expenses and certain other excludable expenses, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are offered for sale (unless a waiver is obtained), the Adviser shall reduce its advisory fee in order to reduce such excess expenses, but will not be required to reimburse the Fund for any ordinary business expenses which exceed the amount of its advisory fee for such fiscal year. The amount of any such reduction is to be borne by the Adviser and shall be deducted from the monthly management fee otherwise payable to the Adviser during such fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the
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portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.


XI.      ADDITIONAL SERVICES

         Upon the request of the Board of Directors, the Adviser may perform certain accounting, shareholder servicing or other administrative services on behalf of the Fund that are not required by this Agreement. Such services will be performed on behalf of the Fund and the Adviser may receive from the Fund such reimbursement for costs or reasonable compensation for such services as may be agreed upon between the Adviser and the Board on a finding by the Board that the provision of such services by the Adviser is in the best interests of the Fund and its shareholders. Payment or assumption by the Adviser of any Fund expense that the Adviser is not otherwise required to pay or assume under this Agreement shall not relieve the Adviser of any of its obligations to the Fund nor obligate the Adviser to pay or assume any similar Fund expense on any subsequent occasions. Such services may include, but are not limited to, (a) the services of a principal financial officer of the Company (including applicable office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Company and the Fund and the services (including applicable office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer; (b) the services of staff to respond to shareholder inquiries concerning the status of their accounts, providing assistance to shareholders in exchanges among the investment companies managed or advised by the Adviser, changing account designations or changing addresses, assisting in the purchase or redemption of shares; or otherwise providing services to shareholders of the Fund; and (c) such other administrative services as may be furnished from time to time by the Adviser to the Company or the Fund at the request of the Board.


XII.     NON-EXCLUSIVITY

         The services of the Adviser to the Fund are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers and directors of the Adviser may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment companies.

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XIII.    TERM

         This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect, subject to Paragraphs XIV and XV hereof and approval by the Fund's shareholders, for a period of two years from the date hereof.


XIV.     RENEWAL

         Following the expiration of its initial two-year term, the Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:

         A. (1) by the Company's directors or (2) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), and

         B. by the affirmative vote of a majority of the directors who are not parties to this Agreement or interested persons of a party to this Agreement (other than as a director of the Company), by votes cast in person at a meeting specifically called for such purpose.


XV.      TERMINATION

         This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Company's directors or by vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the 1940
Act), or by the Adviser, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by the party required to be notified. This Agreement shall automatically terminate in the event of its "assignment", as that term is defined in Section 2(a)(4) of the 1940 Act.


XVI.     LIABILITY OF ADVISER AND INDEMNIFICATION

         A.       LIABILITY

                  In the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or its officers, directors or employees, or reckless disregard by the Adviser of its duties under this Agreement, the Adviser shall not be liable to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         B.       INDEMNIFICATION

                  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser or any officer,

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

         director or employee of the Adviser, to the extent permitted by applicable law, the Company hereby agrees to indemnify and hold the Adviser harmless from and against all claims, actions, suits and proceedings at law or in equity, whether brought or asserted by a private party or a governmental agency, instrumentality or entity of any kind, relating to the sale, purchase, pledge of, advertisement of, or solicitation of sales or purchases of any security (whether of the Fund or otherwise) by the Company, its officers, directors, employees or agents in alleged violation of applicable federal, state or foreign laws, rules or regulations.


XVII.    NOTICES

         Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Adviser and that of the Company for this purpose shall be 151 Farmington Avenue, Hartford, Connecticut 06156.


XVIII.    QUESTIONS OF INTERPRETATION

         This Agreement shall be governed by the laws of the State of Connecticut. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in the provisions of this Agreement is revised by rule, regulation or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule, regulation or order.


XIX.      SERVICE MARK

         The service mark of the Company and the Fund and the name "Aetna" have been adopted by the Company with the permission of Aetna Life and Casualty Company, and their continued use is subject to the right of Aetna Life and Casualty Company to withdraw this permission in the event the Adviser or another subsidiary or affiliated corporation of Aetna Life and Casualty Corporation should not be the investment adviser of the Fund.

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



                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the 13th day of April, 1994.



Attest:                                 AETNA SERIES FUND, INC.


/s/ Susan E. Bryant                     By:/s/Shaun P. Mathews
                                        Name: Shaun P. Mathews
                                        Title: President



Attest:                                 AETNA LIFE INSURANCE AND
                                        ANNUITY COMPANY

                                        By:/s/James C. Hamilton
/s/ James C. Hamilton                   Name:James C. Hamilton
                                        Title: Vice President and Treasurer


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                          Investment Advisory Agreement

                               Schedule of Parties

Investment Advisory Agreements have been entered into with the following parties in substantially the same form and type as the exhibit included herewith.

                  Party                               Date
                  -----                               ----
         Aetna Money Market Fund                     4/13/94
         Aetna Governement Fund                      4/13/94
         Aetna Bond Fund                             4/13/94
         The Aetna Fund                              4/13/94
         Aetna Growth and Income Fund                4/13/94
         Aetna Growth Fund                           4/13/94
         Aetna Small Company Growth Fund             4/13/94
         Aetna International Growth Fund             4/13/94
         Aetna Asian Growth Fund                     4/13/94

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